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                                                                   Exhibit 21.1

                             LIST OF SUBSIDIARIES

Big City Radio - NYC, L.L.C., a Delaware limited liability company.

Big City Radio - LA, L.L.C., a Delaware limited liability company.

Big City Radio - CHI, L.L.C., a Delaware limited liability company.

WRKL Rockland Radio, L.L.C., a Delaware limited liability company.

Odyssey Traveling Billboards, Inc., a Delaware corporation.